Exhibit 99.1

BioSante Pharmaceuticals, Inc. 111 Barclay Boulevard Lincolnshire, Illinois 60069 www.biosantepharma.com

FOR IMMEDIATE RELEASE	NASDAQ: BPAX

BioSante Pharmaceuticals to Raise $3,475,000
in Registered Direct Offering

LINCOLNSHIRE, Illinois (August 17, 2012) — BioSante Pharmaceuticals, Inc. (NASDAQ: BPAX) today announced that it has received a commitment from an institutional investor to purchase $3,475,000 of securities in a registered direct offering.  BioSante expects to receive net proceeds of approximately $3.3 million after deducting placement agent fees and other offering expenses.  BioSante has entered into a securities purchase agreement with this investor pursuant to which BioSante has agreed to sell 2,359,932 shares of its common stock and warrants to purchase up to 1,179,966 additional shares of its common stock.  Each unit, consisting of one share of common stock and a warrant to purchase 0.5 of a share of common stock, will be sold for a purchase price of $1.4725, a premium to the closing price on the day before pricing.

“We are pleased to have this commitment from this new institutional investor,” said Stephen M. Simes, BioSante’s president and chief executive officer.  “This funding provides us with additional working capital to increase our cash reserve for payment of our near-term debt, to fund our LibiGel® clinical activities, and continue to seek and implement alternatives with respect to our products and company, including licenses, business collaborations and other business combinations or transactions with other pharmaceutical and biotechnology companies.”

The warrants to purchase additional shares will be exercisable at an exercise price of $1.50 per share beginning immediately and will expire five years from their date of issuance.  All of the securities were offered pursuant to an effective shelf registration statement.  Proceeds from the transaction will be used for general corporate purposes, including increasing its cash reserve for payment of its 3.125% convertible senior notes due May 1, 2013 and to fund its LibiGel® clinical activities.  The offering is expected to be consummated by August 21, 2012, subject to customary closing conditions.

Rodman & Renshaw, LLC is acting as the exclusive placement agent for the transaction.

A shelf registration statement relating to the shares of common stock and warrants issued in the offering (and the shares of common stock issuable upon exercise of the warrants) has been filed with the Securities and Exchange Commission (the “SEC”) and declared effective.  A prospectus supplement relating to the offering will be filed by BioSante with the SEC. Copies of the prospectus supplement and accompanying prospectuses may be obtained directly from BioSante by contacting BioSante Pharmaceuticals, Inc., 111 Barclay Boulevard, Lincolnshire, Illinois 60069.  Copies of the final prospectus supplement and accompanying prospectuses relating to the offering also may be obtained from Rodman & Renshaw, LLC by calling 212-201-8064 or by email at placements@rodm.com.  This announcement is neither an offer to sell nor a solicitation of an offer to buy any shares of common stock or warrants of BioSante.  No offer, solicitation or sale will be made in any jurisdiction in which such offer, solicitation or sale is unlawful.

About BioSante Pharmaceuticals, Inc.

BioSante’s corporate strategy is to develop high value medically-needed pharmaceutical products and to implement strategic alternatives with respect to its products and its company, including licenses, business collaborations and other business combinations or transactions with other pharmaceutical and biotechnology companies.  BioSante´s products include LibiGel® (transdermal testosterone gel) for the treatment of female sexual dysfunction (FSD), specifically hypoactive sexual desire disorder (HSDD), which is in Phase III clinical development.  BioSante also is developing a portfolio of cancer vaccines, with 17 Phase I and Phase II clinical trials currently on-going.  Four of these vaccines have been granted Orphan Drug designation by the U.S. Food and Drug Administration (FDA).  BioSante´s other products include an FDA-approved testosterone gel for male hypogonadism, which is licensed to Teva Pharmaceuticals USA, Inc., and the Pill-Plus™, an oral contraceptive in Phase II clinical development by Pantarhei Bioscience B.V.  BioSante´s first FDA-approved product, Elestrin™ (estradiol gel) indicated for the treatment of hot flashes associated with menopause, is marketed in the U.S. by Jazz Pharmaceuticals, BioSante´s licensee.  Additional information is available online at: www.biosantepharma.com.

Forward-Looking Statements

To the extent any statements made in this news release deal with information that is not historical, these are forward-looking statements under the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about BioSante’s plans, objectives, expectations and intentions with respect to future operations and products and other statements identified by words such as “will,” “potential,” “could,” “can,” “believe,” “intends,” “continue,” “plans,” “expects,” “anticipates,” “estimates,” “may,” other words of similar meaning or the use of future dates.  Forward-looking statements by their nature address matters that are, to different degrees, uncertain.  Uncertainties and risks may cause BioSante´s actual results to be materially different than those expressed in or implied by BioSante´s forward-looking statements. For BioSante, particular uncertainties and risks include, among others, uncertainties regarding clinical testing, the difficulty of developing pharmaceutical products, obtaining regulatory and other approvals and achieving market acceptance; the marketing and other success of BioSante´s licensees or sublicensees and BioSante´s future revenues, if any, from its licensees and sublicensees; uncertainties relating to the future and costs of BioSante´s product development programs and BioSante´s need for and ability to obtain additional financing. More detailed information on these and additional factors that could affect BioSante´s actual results are described in BioSante´s filings with the Securities and Exchange Commission, including its most recent quarterly report on Form 10-Q. All forward-looking statements in this news release speak only as of the date of this news release and are based on BioSante´s current beliefs and expectations. BioSante undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

For more information, please contact:
For Investors:	For Media:
The Trout Group LLC	McKinney/Chicago
Tricia Swanson	Alan Zachary
(646) 378-2953	312-506-5220;
tswanson@troutgroup.com	azachary@harrisdmckinney.com